UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2014

MINE SAFETY APPLIANCES COMPANY
(Exact name of registrant as specified in its charter)

Pennsylvania	1-15579	25-0668780
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1000 Cranberry Woods Drive Cranberry Township, PA	16066
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 724-776-8600

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On February 27, 2014, Mine Safety Appliances Company, a Pennsylvania corporation (“MSA”), approved the reorganization of the Company into a holding company structure (the “Reorganization”) in accordance with Section 1924(b)(4) of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”). As a result of the Reorganization, MSA would become a direct, wholly-owned subsidiary of MSA Safety Incorporated, a Pennsylvania corporation and currently a direct wholly-owned subsidiary of MSA (“New MSA”), and New MSA would become the publicly traded holding company of MSA and its subsidiaries. The Reorganization is currently expected to be completed during March 2014.

The holding company organizational structure would be effected pursuant to the merger of a direct wholly-owned subsidiary of New MSA with and into MSA, with MSA as the surviving corporation (the “Merger”). Immediately following the completion of the Merger, the surviving corporation from the Merger would merge with and into a direct wholly-owned subsidiary of New MSA (“MSA LLC”), with MSA LLC as the surviving company (the “Subsequent Merger”, and together with the Merger, the “Mergers”). Pursuant to Section 1924(b) of the PBCL, shareholder approval would not be required for the Merger, and the Merger would not give rise to shareholder appraisal or dissenters’ rights. The Mergers will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and as a result, the shareholders of New MSA will not recognize gain or loss for United States federal income tax purposes.

By virtue of the Merger, each share of MSA’s outstanding common stock and preferred stock would be converted, on a share for share basis, into a share of common stock or preferred stock, respectively, of New MSA. As a result, at the effective time of the Merger (the “Effective Time”), each shareholder of MSA would become the owner of an identical number of shares of common stock or preferred stock, as applicable, of New MSA. The shares of common and preferred stock of New MSA would have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as the shares of MSA common and preferred stock, respectively, have immediately prior to the Merger.

Pursuant to Section 1924(b)(4) of the PBCL, the provisions of the amended and restated articles of incorporation and amended and restated by-laws of New MSA would be identical to those of MSA immediately prior to the Merger, except for the name of New MSA. The directors and executive officers of New MSA would be the same individuals who were directors and executive officers, respectively, of MSA immediately prior to the Merger. New MSA and its subsidiaries would continue to conduct the business and operations that MSA and its subsidiaries conducted immediately prior to the Effective Time.

The common stock of New MSA would be listed on the New York Stock Exchange (the “NYSE”) under the symbol “MSA”. The common stock of MSA, which is currently listed on the NYSE under the symbol “MSA”, would be removed from listing in connection with the listing of New MSA as part of the Reorganization.

As a result of the Reorganization, New MSA would become a successor issuer to MSA pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, New MSA’s common stock will be deemed to be registered under Section 12(b) of the Exchange Act in accordance with Rule 12g-3(e). New MSA would be subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and in accordance therewith will file reports, proxy statements and other information with the Commission.

New MSA and its subsidiaries would continue to conduct the business and operations that MSA and its subsidiaries conducted immediately prior to the Effective Time. The consolidated assets and liabilities of New MSA and its subsidiaries will be identical to the consolidated assets and liabilities of MSA and its subsidiaries immediately prior to the Effective Time.

As previously disclosed, on January 14, 2014, the Board of Directors of MSA declared a first quarter dividend on common stock (the “Dividend”), payable March 10, 2014 to shareholders of record on February 14, 2014. The payment of the Dividend will occur as scheduled and will be unaffected by the Reorganization.
There can be no guarantee that the Reorganization will be completed, or if it is completed, that it will close within the anticipated time period.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Mine Safety Appliances Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINE SAFETY APPLIANCES COMPANY

By:	/s/ Douglas K. McClaine
Douglas K. McClaine
Vice President, General Counsel and Secretary
Date: March 3, 2014